Exhibit 99.01

Glu Reports Second Quarter 2013 Financial Results; Changes to Gross Accounting for Revenues and Cost of Revenues

  Q2 2013 financial results at high-end of previously announced guidance
  Restatement of prior financial statements results in an increase of revenues and equal increase of cost of revenues
  Restatement has no impact on gross profit, operating income/(loss), net income/(loss) or per share amounts, Adjusted EBITDA or cash flows
  Provides updated full-year outlook for 2013

SAN FRANCISCO--(BUSINESS WIRE)--August 6, 2013--Glu Mobile Inc. (NASDAQ:GLUU), a leading global developer and publisher of free-to-play games for smartphone and tablet devices, today announced financial results for its second quarter ended June 30, 2013. The company also announced that as a result of discussions between management and its independent registered public accounting firm, Glu has concluded that smartphone revenues and cost of revenues for sales to end customers through digital storefronts need to be restated to a gross accounting basis, rather than the net basis previously applied.

The company is revising its financial statements for the year ended December 31, 2010 and restating its financial statements for the years ended December 31, 2011 to 2012 and the first quarter of 2013. The revision and restatements increase GAAP and non-GAAP revenues with a corresponding identical increase to GAAP and non-GAAP cost of revenues. As a result, gross profit, operating income/(loss), net income/(loss), per share amounts, Adjusted EBITDA and cash flows during the affected periods were unchanged. Below is a summary of the impact of the revision and restatements on a GAAP and non-GAAP basis:

(in thousands, except percentage and per share data) (unaudited)
	GAAP Revised	GAAP Restated	GAAP Restated	GAAP Restated	Non-GAAP Revised	Non-GAAP Restated	Non-GAAP Restated	Non-GAAP Restated
	2010	2011	2012	Q113	2010	2011	2012	Q113

As Reported:
Featurephone	$54,475	$31,091	$13,135	$1,856	$54,052	$31,007	$13,141	$1,885
Smartphone	9,870	35,094	74,358	17,275	10,221	41,904	74,615	17,138
Total Revenues	64,345	66,185	87,493	19,131	64,273	72,911	87,756	19,023
Cost of Revenues	21,532	18,367	12,723	3,062	17,142	12,965	8,964	1,907
Gross Profit	42,813	47,818	74,770	16,069	47,131	59,946	78,792	17,116
Gross Margin	67%	72%	85%	84%	73%	82%	90%	90%

Net Loss	$(13,423)	$(21,101)	$(20,459)	$(5,497)	$(3,004)	$(4,036)	$(5,057)	$(2,299)
Net Loss Per Share	(0.38)	(0.37)	(0.32)	(0.08)	(0.08)	(0.07)	(0.08)	(0.03)
Adjusted EBITDA	-	-	-	-	255	(1,534)	(2,274)	(1,436)

Adjustments:
Featurephone	$-	$-	$-	$-	$-	$-	$-	$-
Smartphone	2,459	7,840	20,690	5,474	2,610	9,745	21,166	5,693
Total Revenues	2,459	7,840	20,690	5,474	2,610	9,745	21,166	5,693
Cost of Revenues	2,459	7,840	20,690	5,474	2,610	9,745	21,166	5,693
Gross Profit	-	-	-	-	-	-	-	-

Revised/Restated:
Featurephone	$54,475	$31,091	$13,135	$1,856	$54,052	$31,007	$13,141	$1,885
Smartphone	12,329	42,934	95,048	22,749	12,831	51,649	95,781	22,831
Total Revenues	66,804	74,025	108,183	24,605	66,883	82,656	108,922	24,716
Cost of Revenues	23,991	26,207	33,413	8,536	19,752	22,710	30,130	7,600
Gross Profit	42,813	47,818	74,770	16,069	47,131	59,946	78,792	17,116
Gross Margin	64%	65%	69%	65%	70%	73%	72%	69%

Net Loss	$(13,423)	$(21,101)	$(20,459)	$(5,497)	$(3,004)	$(4,036)	$(5,057)	$(2,299)
Net Loss Per Share	(0.38)	(0.37)	(0.32)	(0.08)	(0.08)	(0.07)	(0.08)	(0.03)
Adjusted EBITDA	-	-	-	-	255	(1,534)	(2,274)	(1,436)

Please see the Form 8-K that Glu filed today for further details regarding the restatement and revision of its historical financial statements described above. All financial information presented in this press release for historical periods, including Q2 2013, and for future periods reflects the recognition on a gross basis of smartphone revenues attributable to sales to end customers through digital storefronts.

The company expects to file on a timely basis its Form 10-Q for the second quarter of 2013, together with an amended Form 10-K for the year ended December 31, 2012, which will include the revised audited consolidated financial statements for 2010 and the restated audited consolidated financial statements for 2011 and 2012, and an amended Form 10-Q for the first quarter of 2013. Until Glu files its amended and restated Form 10-K for the year ended December 31, 2012 and its amended and restated Form 10-Q for the first quarter of 2013, the expected effects of the restatement or revision, as applicable, are subject to change.

“The second quarter demonstrated strengthening monetization trends as we successfully utilized our live-ops, direct marketing and advertising strategies,” stated Niccolo de Masi, Chief Executive Officer of Glu. “By year-end we are on track to launch new installments of the Deer Hunter, Eternity Warriors, and Frontline Commando franchises, as well as an exciting new IP in the motocross genre. All four of these titles will take advantage of our central GluOn games-as-a-service technology platform which supports online-only gameplay. GluOn features are expected to facilitate enhancements in monetization and retention across all Glu studios worldwide beginning in Q4 2013.”

De Masi continued, “We remain highly optimistic on the global potential of Glu Publishing, which released its first game in early July, and we expect to launch five additional titles by the end of the year. The combination of improving monetization and retention, strong upcoming GluOn-enabled launches, and traction with 3rd party publishing positions Glu to return to growth in Q4 and beyond.”

Second Quarter 2013 Financial Highlights:

As discussed above, all financial information in this press release for Q2 2013 reflects the recognition on a gross basis of smartphone revenues attributable to sales to end customers through third party digital storefronts.

  Revenues: Total GAAP revenues were $24.4 million in the second quarter of 2013 compared to $29.3 million in the second quarter of 2012. Total non-GAAP revenues were $23.2 million in the second quarter of 2013 compared to $29.8 million in the second quarter of 2012. Non-GAAP revenues exclude changes in deferred revenues.
  Gross Margin: GAAP gross margin was 64% in the second quarter of 2013 compared to 70% in the second quarter of 2012. Non-GAAP gross margin was 69% in the second quarter of 2013 compared to 74% in the second quarter of 2012. Non-GAAP gross margin excludes changes in deferred revenues and cost of revenues and amortization of intangible assets.
  GAAP Operating Loss: GAAP operating loss was $(6.0) million in the second quarter of 2013 compared to a $(5.2) million loss in the second quarter of 2012.
  Non-GAAP Operating Loss: Non-GAAP operating loss was $(3.6) million in the second quarter of 2013 compared to a profit of $602,000 during the second quarter of 2012. Non-GAAP operating income/(loss) excludes changes in deferred revenues and deferred cost of revenues, stock-based compensation expense, amortization of intangible assets, restructuring charges, change in fair value of the Blammo earnout, transitional costs and impairment of goodwill.
  Adjusted EBITDA: Adjusted EBITDA was a $(2.9) million loss for the second quarter of 2013 compared to a $1.2 million profit during the second quarter of 2012. Adjusted EBITDA is defined as non-GAAP operating income/(loss) less depreciation.
  GAAP Net Loss and EPS: GAAP net loss was $(2.9) million for the second quarter of 2013 compared to a GAAP net loss of $(3.0) million for the second quarter of 2012. GAAP EPS was a loss of $(0.04) for the second quarter of 2013, based on 69.8 million weighted-average basic shares outstanding, compared to a loss of $(0.05) for the second quarter of 2012, based on 63.8 million weighted-average basic shares outstanding.
  Non-GAAP Net Loss and EPS: Non-GAAP net loss was $(3.8) million for the second quarter of 2013 compared to a profit of $199,000 for the second quarter of 2012. Non-GAAP EPS was a loss of $(0.05) for the second quarter of 2013 based on 69.8 million weighted-average basic shares outstanding, compared to a breakeven EPS for the second quarter of 2012 based on 63.8 million weighted-average basic shares outstanding.
  Cash Flows Used in Operations: Cash flows used in operations were $(1.9) million for the second quarter of 2013 compared to cash flows generated in operations of $1.6 million for the second quarter of 2012.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Selected Second Quarter of 2013 Operating Highlights and Metrics:

  Our total GAAP smartphone revenues for the second quarter of 2013 were $23.0 million and comprised 94% of total GAAP revenue.
  Our non-GAAP smartphone revenues for the second quarter of 2013 were $21.8 million and comprised 94% of total non-GAAP revenue.
  Our non-GAAP freemium revenues (micro-transactions, in-game advertising and offers) for the second quarter of 2013 were $20.4 million or 94% of non-GAAP smartphone revenue.

Recent Developments and Strategic Initiatives:

  During July we announced the availability of Black Gate: Inferno, the first game released by Glu’s publishing organization and in August launched our second 3rd party title, Odyssey: Age of Gods.
  We released two first party titles during July: Tons of Guns and Zombies Ate My Friends.
  We entered into distribution relationships with two of Korea's largest mobile platforms, Kakao and SK Planet.
  We announced support for Google Play game services, a cross-platform game service enabling new in-game features and cross screen gaming.
  In July we issued a warrant to MGM which has vesting based upon our release of future games based on MGM intellectual property.
  We established a local office in Korea, and are in the process of establishing a local office in Japan, to support our growth in these territories.
  We announced a partnership with Qihoo 360 to support our continued strong growth in China.

“Our second quarter results were primarily driven by the continuing traction with our strong Q1 launches, specifically Frontline Commando: D-Day and Heroes of Destiny. We experienced an improvement in overall monetization and retention rates on these two titles during the second quarter, which was the result of updated content and live ops events,” stated Eric R. Ludwig, Glu’s Chief Financial Officer. “Our updated guidance reflects an adjusted launch schedule as we continue to invest in improving expected lifetime value of our games prior to launch. With over $19 million in cash at the end of Q2, Glu remains well positioned to execute its games-as-a-service growth strategy.”

Business Outlook as of August 6, 2013:

The following forward-looking statements reflect expectations as of August 6, 2013. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s products; consumer demand for smartphones, tablets and next-generation platforms; our ability to improve the monetization of our titles and evolve our studio and begin to launch true games-as-a-service; development delays on Glu's products; continued uncertainty in the global economic environment; competition in the industry; storefront featuring; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

Third Quarter Expectations – Quarter Ending September 30, 2013:

As discussed above, all financial information in this press release for future periods reflects the recognition on a gross basis of smartphone revenues attributable to sales to end customers through digital storefronts.

  Non-GAAP revenues are expected to be between $19.6 million and $21.0 million and Non-GAAP smartphone revenues are expected to be between $18.8 million and $20.2 million.
  Non-GAAP gross margin is expected to be approximately 67%.
  Non-GAAP operating expenses are expected to be approximately $20.8 million.
  Adjusted EBITDA, defined as Non-GAAP operating loss excluding depreciation of approximately $700,000, is expected to range from a loss of $(6.0) million to a loss of $(6.8) million.
  Income tax expense is expected to be $(120,000).
  Non-GAAP net loss is expected to be a loss of between $(6.8) million and $(7.7) million, or a net loss of between $(0.10) to $(0.11) per weighted-average basic shares outstanding.
  Weighted-average common shares outstanding are expected to be approximately 70.4 million basic and 72.1 million diluted.

2013 Expectations – Full Year Ending December 31, 2013:

As discussed above, all financial information in this press release for future periods reflects the recognition on a gross basis of smartphone revenues attributable to sales to end customers through digital storefronts.

  Non-GAAP revenues are expected to be between $96.8 million and $98.9 million and Non-GAAP smartphone revenues are expected to be between $92.3 million and $94.4 million.
  Non-GAAP gross margin is expected to be approximately 68%.
  Adjusted EBITDA is expected to range from a loss of between $(11.6) million to $(12.9) million.
  Non-GAAP net loss is expected to be a loss between $(15.0) million and $(16.4) million, or a net loss of $(0.22) to $(0.24) per weighted-average basic shares outstanding.
  Weighted-average common shares outstanding are expected to be approximately 69.4 million basic and 71.8 million diluted.
  We expect to have a cash balance on December 31, 2013 of over $9.0 million with no debt.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (855) 234-9973, or if outside the U.S., (678) 971-2051, with conference ID # 15544913 to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call will also be available on the investor relations portion of the company's website at www.glu.com/investors. An audio replay will be available between 4:30 p.m. Pacific Time, August 6, 2013, and 8:59 p.m. Pacific Time, August 13, 2013, by calling (855) 859-2056, or (404) 537-3406, with conference ID # 15544913.

Disclosure Using Social Media Channels

Glu currently announces material information to its investors using SEC filings, press releases, public conference calls and webcasts. Glu uses these channels as well as social media channels to announce information about the company, games, employees and other issues. Given the recent SEC guidance regarding the use of social media channels to announce material information to investors, Glu is notifying investors, the media, its players and others interested in the company that in the future, it might choose to communicate material information via social media channels or, it is possible that information it discloses through social media channels may be deemed to be material. Therefore, Glu encourages investors, the media, players and others interested in Glu to review the information posted on the company forum (http://ggnbb.glu.com/forum.php) and the company Facebook site (https://www.facebook.com/glumobile) and the company twitter account (https://twitter.com/glumobile). Investors, the media, players or other interested parties can subscribe to the company blog and twitter feed at the addresses listed above. Any updates to the list of social media channels Glu will use to announce material information will be posted on the Investor Relations page of the company's website at www.glu.com/investors.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial data presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP revenues, non-GAAP smartphone revenues, non-GAAP cost of revenues, non-GAAP operating expenses, non-GAAP gross profit, non-GAAP gross margins, non-GAAP operating income/(loss), non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Change in deferred revenues and deferred cost of revenues;
  Amortization of intangible assets;
  Stock-based compensation expense;
  Restructuring charges;
  Change in fair value of Blammo earnout;
  Transitional costs;
  Impairment of goodwill;
  Release of tax liabilities; and
  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.

In addition, Glu has included in this release “Adjusted EBITDA” figures which are used to evaluate Glu’s operating performance and is defined as non-GAAP operating income/(loss) excluding depreciation.

Glu may consider whether significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our "Business Outlook as of August 6, 2013" ("Third Quarter Expectations – Quarter Ending September 30, 2013" and “2013 Expectations – Full Year Ending December 31, 2013”) and the statements that: Glu expects to file on a timely basis its Form 10-Q for the second quarter of 2013, together with an amended Form 10-K for the year ended December 31, 2012, which will include the revised audited consolidated financial statements for 2010 and the restated audited consolidated financial statements for 2011 and 2012, and an amended Form 10-Q for the first quarter of 2013; by year-end we are on track to launch new installments of the Deer Hunter, Eternity Warriors, and Frontline Commando franchises, as well as an exciting new IP in the motocross genre; GluOn features are expected to facilitate enhancements in monetization and retention across all Glu studios worldwide beginning in Q4; we are on track to launch three games-as-a-service titles before the end of the year, which we expect to result in further improvements in monetization and retention; we expect to launch five additional third party titles by the end of the year; the combination of improving monetization and retention, strong upcoming GluOn-enabled launches, and traction with 3rd party publishing positions Glu to return to growth in Q4 and beyond; the establishment of local offices in Korea and Japan are expected to support our growth in these territories; the partnership with Qihoo 360 is expected to support our continued strong growth in China; and Glu remains well positioned to execute its games-as-a-service growth strategy. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook as of August 6, 2013"; risks related to the review of Glu’s June 30, 2013 financial statements and the financial statements being restated or revised, and our ability to manage our operations during and after the restatement process; the risk that consumer demand for smartphones, tablets and next-generation platforms does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop free-to-play games for smartphones, tablets and next-generation platforms, the risk that we will not be able to maintain our good relationships with Apple and Google; the risk that our development expenses for games for smartphones, tablets and next-generation platforms are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to free-to-play gaming, is smaller than anticipated; and other risks detailed under the caption "Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission on May 10, 2013 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global developer and publisher of free-to-play games for smartphone and tablet devices. Glu is focused on creating compelling original IP games such as CONTRACT KILLER, GUN BROS, DEER HUNTER, BLOOD & GLORY, and SAMURAI VS. ZOMBIES DEFENSE on a wide range of platforms including iOS, Android, Windows Phone, and MAC OS. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers globally. Founded in 2001, Glu is headquartered in San Francisco with a major office outside Seattle, and international locations in Canada, China, India, and Russia. Consumers can find high-quality entertainment wherever they see the ‘g’ character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at www.facebook.com/glumobile.

CONTRACT KILLER, GUN BROS, DEER HUNTER, BLOOD & GLORY, SAMURAI VS. ZOMBIES DEFENSE, GLU, GLU MOBILE and the 'g' character logo are trademarks of Glu Mobile Inc.

# # #

In the financial tables below, Glu has provided a reconciliation of the most comparable GAAP financial measure to each of the historical non-GAAP financial measures used in this press release.

Glu Mobile Inc. Consolidated Balance Sheets (in thousands) (unaudited)
	June 30, 2013	December 31, 2012
		(Restated)

ASSETS
Cash and cash equivalents	$19,131	$22,325
Accounts receivable, net	10,433	11,881
Prepaid royalties	400	-
Prepaid expenses and other current assets	4,580	5,167
Total current assets	34,544	39,373

Property and equipment, net	4,114	5,026
Restricted cash	1,730	-
Other long-term assets	445	227
Intangible assets, net	7,772	10,889
Goodwill	19,468	19,440
Total assets	$68,073	$74,955

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$8,636	$7,269
Accrued liabilities	2,138	2,124
Accrued compensation	2,778	5,989
Accrued royalties	1,759	2,781
Accrued restructuring	118	4
Deferred revenues	10,121	11,711
Total current liabilities	25,550	29,878
Other long-term liabilities	2,534	6,190
Total liabilities	28,084	36,068

Common stock	7	6
Additional paid-in capital	280,640	271,016
Accumulated other comprehensive income	62	167
Accumulated deficit	(240,720)	(232,302)
Stockholders' equity	39,989	38,887
Total liabilities and stockholders' equity	$68,073	$74,955

Glu Mobile Inc. Consolidated Statements of Operations (in thousands, except per share data) (unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
		(Restated)		(Restated)

Revenues	$24,445	$29,264	$49,050	$55,773

Cost of revenues:
Platform commissions, royalties and other	7,670	7,780	15,132	15,302
Amortization of intangible assets	1,078	932	2,152	1,685
Total cost of revenues	8,748	8,712	17,284	16,987
Gross profit	15,697	20,552	31,766	38,786

Operating expenses:
Research and development	11,224	15,697	22,854	30,730
Sales and marketing	5,143	4,701	10,151	9,076
General and administrative	3,852	4,556	7,771	8,922
Amortization of intangible assets	495	495	990	990
Restructuring charge	937	320	1,448	320
Total operating expenses	21,651	25,769	43,214	50,038

Loss from operations	(5,954)	(5,217)	(11,448)	(11,252)

Interest and other income/(expense), net:
Interest income	4	5	7	12
Other income/(expense), net	159	205	288	(168)
Interest and other income/(expense), net	163	210	295	(156)

Loss before income taxes	(5,791)	(5,007)	(11,153)	(11,408)
Income tax benefit	2,870	2,019	2,735	1,579
Net loss	$(2,921)	$(2,988)	$(8,418)	$(9,829)

Net loss per share - basic and diluted	$(0.04)	$(0.05)	$(0.12)	$(0.15)

Weighted average common shares outstanding - basic and diluted	69,812	63,802	68,105	63,516

Stock-based compensation expense included in:
Research and development	$163	$2,396	$831	$5,656
Sales and marketing	93	155	160	270
General and administrative	480	487	990	948
Total stock-based compensation expense	$736	$3,038	$1,981	$6,874

Glu Mobile Inc. GAAP to Non-GAAP Reconciliation (in thousands, except per share data) (unaudited)
	For the Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)

GAAP revenues
Featurephone	$4,165	$3,710	$2,924	$2,336	$1,856	$1,423
Smartphone	22,344	25,554	23,175	23,975	22,749	23,022
Total GAAP revenues	26,509	29,264	26,099	26,311	24,605	24,445

Change in deferred revenues
Featurephone change in deferred revenues	(7)	17	(21)	17	29	(46)
Smartphone change in deferred revenues	380	479	(197)	71	82	(1,205)
Total change in deferred revenues	373	496	(218)	88	111	(1,251)

Non-GAAP Revenues
Featurephone	4,158	3,727	2,903	2,353	1,885	1,377
Smartphone	22,724	26,033	22,978	24,046	22,831	21,817
Total non-GAAP Revenues	26,882	29,760	25,881	26,399	24,716	23,194

GAAP gross profit	18,234	20,552	18,128	17,856	16,069	15,697
Change in deferred revenues	373	496	(218)	88	111	(1,251)
Amortization of intangible assets	753	932	1,025	1,073	1,074	1,078
Change in deferred platform commissions and royalty expense	(263)	122	-	(359)	(138)	419
Non-GAAP gross profit	19,097	22,102	18,935	18,658	17,116	15,943

GAAP operating expense	24,269	25,769	22,311	24,527	21,563	21,651
Stock-based compensation	(3,836)	(3,038)	2,878	(1,826)	(1,245)	(736)
Amortization of intangible assets	(495)	(495)	(495)	(495)	(495)	(495)
Transitional costs	(173)	(30)	(192)	(94)	-	-
Change in fair value of Blammo earnout	(645)	(386)	954	(90)	(29)	47
Impairment of goodwill	-	-	(3,613)	-	-	-
Restructuring charge	-	(320)	(213)	(838)	(511)	(937)
Non-GAAP operating expense	19,120	21,500	21,630	21,184	19,283	19,530

GAAP operating loss	(6,035)	(5,217)	(4,183)	(6,671)	(5,494)	(5,954)
Change in deferred revenues	373	496	(218)	88	111	(1,251)
Non-GAAP cost of revenues adjustment	490	1,054	1,025	714	936	1,497
Stock-based compensation	3,836	3,038	(2,878)	1,826	1,245	736
Amortization of intangible assets	495	495	495	495	495	495
Transitional costs	173	30	192	94	-	-
Change in fair value of Blammo earnout	645	386	(954)	90	29	(47)
Impairment of goodwill	-	-	3,613	-	-	-
Restructuring charge	-	320	213	838	511	937
Non-GAAP operating income/(loss)	(23)	602	(2,695)	(2,526)	(2,167)	(3,587)

GAAP net loss	(6,841)	(2,988)	(3,563)	(7,067)	(5,497)	(2,921)
Change in deferred revenues	373	496	(218)	88	111	(1,251)
Non-GAAP cost of revenues adjustment	490	1,054	1,025	714	936	1,497
Non-GAAP operating expense adjustment	5,149	4,269	681	3,343	2,280	2,121
Foreign currency exchange loss/(gain)	373	(205)	460	(263)	(129)	(137)
Release of tax liabilities	-	(2,427)	-	-	-	(3,148)
Non-GAAP net income/(loss)	$(456)	$199	$(1,615)	$(3,185)	$(2,299)	$(3,839)

Reconciliation of net loss and net loss per share:
GAAP net loss per share - basic and diluted	$(0.11)	$(0.05)	$(0.06)	$(0.11)	$(0.08)	$(0.04)
Non-GAAP net income/(loss) per share - basic and diluted	$(0.01)	$0.00	$(0.03)	$(0.05)	$(0.03)	$(0.05)
Shares used in computing Non-GAAP basic net income/(loss) per share	63,229	63,802	64,562	65,678	66,397	69,812
Shares used in computing Non-GAAP diluted net income/(loss) per share	63,229	69,490	64,562	65,678	66,397	69,812

Non-GAAP operating expense break-out:
GAAP research and development expense	$15,033	$15,697	$9,979	$13,566	$11,630	$11,224
Transitional costs	(68)	(1)	(45)	(70)	-	-
Stock-based compensation	(3,260)	(2,396)	3,388	(1,223)	(668)	(163)
Non-GAAP research and development expense	11,705	13,300	13,322	12,273	10,962	11,061

GAAP sales and marketing expense	4,375	4,701	5,545	6,272	5,008	5,143
Transitional costs	-	-	(15)	(24)	-	-
Stock-based compensation	(115)	(155)	(73)	(43)	(67)	(93)
Non-GAAP sales and marketing expense	4,260	4,546	5,457	6,205	4,941	5,050

GAAP general & administrative expense	4,366	4,556	2,466	3,356	3,919	3,852
Transitional costs	(105)	(29)	(132)	-	-	-
Change in fair value of Blammo earnout	(645)	(386)	954	(90)	(29)	47
Stock-based compensation	(461)	(487)	(437)	(560)	(510)	(480)
Non-GAAP general and administrative expense	$3,155	$3,654	$2,851	$2,706	$3,380	$3,419

Glu Mobile Inc. Non-GAAP Adjusted EBITDA (in thousands) (unaudited)
	For the Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)

GAAP net loss	$(6,841)	$(2,988)	$(3,563)	$(7,067)	$(5,497)	$(2,921)
Change in deferred revenues	373	496	(218)	88	111	(1,251)
Change in deferred platform commissions and royalty expense	(263)	122	-	(359)	(138)	419
Amortization of intangible assets	1,248	1,427	1,520	1,568	1,569	1,573
Depreciation	562	556	554	696	731	661
Stock-based compensation	3,836	3,038	(2,878)	1,826	1,245	736
Change in fair value of Blammo earnout	645	386	(954)	90	29	(47)
Transitional costs	173	30	192	94	-	-
Impairment of goodwill	-	-	3,613	-	-	-
Restructuring charge	-	320	213	838	511	937
Foreign currency exchange loss/(gain)	373	(205)	460	(263)	(129)	(137)
Interest and other (income)/expense, net	(7)	(5)	(5)	(1)	(3)	(26)
Income tax provision/(benefit)	440	(2,019)	(1,075)	660	135	(2,870)
Total Non-GAAP Adjusted EBITDA	$539	$1,158	$(2,141)	$(1,830)	$(1,436)	$(2,926)

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Change in Deferred Revenues and Deferred Cost of Revenues. At the date we sell certain premium games and micro-transactions, Glu has an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we recognize the revenues and any associated cost of revenues, including platform commissions and royalties, on a straight-line basis over the estimated life of the paying user. Internally, Glu’s management excludes the impact of the changes in deferred revenue and deferred cost of revenues related to its premium and free-to-play games in its non-GAAP financial measures when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Glu believes that excluding the impact of the changes in deferred revenues and deferred cost of revenues from its operating results is important to facilitate comparisons to prior periods during which Glu did not delay the recognition of significant amounts of revenue related to its games and to understand Glu’s operations.

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Stock-Based Compensation Expense. Glu adopted ASC 718, "Compensation – Stock Compensation" beginning in its fiscal year ended December 31, 2006. Included in the stock compensation expense is the contingent consideration potentially issuable to the Blammo employees who were former shareholders of Blammo, which is recorded as research and development expense over the term of the earn-out periods, since these employees are primarily employed in product development. Glu re-measures the fair value of the contingent consideration each reporting period and only records a compensation expense for the portion of the earn-out target which is likely to be achieved. In addition, Glu is exposed to potential continued fluctuations in the fair market value of the contingent consideration in each reporting period, since re-measurement is impacted by changes in Glu’s share price and the assumptions used by Glu. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants. Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business.

Restructuring Charges. Glu undertook restructuring activities in the second, third and fourth quarters of 2012 and the first and second quarters of 2013 and recorded (1) non-cash restructuring charges due to vacating a portion of its offices in Washington, vacating its Brazil office and writing-off the cumulative translation adjustment upon substantial liquidation of its Brazilian entity (2) cash restructuring charges due to the termination of certain employees in its Brazil, China, Europe and U.S. offices. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Glu believes that these restructuring charges do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Change in Fair Value of Blammo Earnout. As part of the acquisition of Blammo, Glu committed to issue additional consideration in the form of Glu’s common stock to the former, non-employee Blammo shareholders if certain revenue targets are achieved. Glu recorded the estimated contingent consideration liability at acquisition and will adjust the fair value of the liability each reporting period. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any expenses recognized post-acquisition related to the change in fair value of the contingent consideration. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both the consideration, including the contingent consideration, paid and to the intangible assets (including goodwill) acquired, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results. Glu believes that the fair value adjustments affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Transitional Costs. GAAP requires expenses to be recognized for various types of events associated with a business acquisition such as legal, accounting and other deal related expenses. Additionally, Glu has incurred various costs related to the transition and integration of Blammo, GameSpy and Griptonite into Glu’s operations. Glu recorded these non-recurring acquisition and transitional costs as operating expenses when they were incurred. Glu believes that these acquisition and transitional costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Impairment of Goodwill. In accordance with ASC 350 “Goodwill and Other Intangible Assets” Glu performs its annual goodwill impairment test as of September 30. Glu recorded a goodwill impairment charge in the third quarter of 2012 as the fair value of one of its three reporting units was determined to be below its carrying value. As this impairment is non-recurring, Glu believes it does not reflect the Company’s ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes this impairment, enabling them to compare the Company’s core operating results in different periods without this variability.

Release of tax liabilities. In the second quarter of 2012 and 2013, Glu recorded non-cash income tax benefits related to the release of certain foreign income tax liabilities upon the expiration of the statute of limitations. Glu believes that this one-time tax benefit does not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes this benefit.

Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP net loss and net loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare Glu’s core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized during 2012 and 2013 were as follows (in thousands):

March 31, 2012	$(373)
June 30, 2012	205
September 30, 2012	(460)
December 31, 2012	263
FY 2012	$(365)

March 31, 2013	$129
June 30, 2013	137
FY 2013	$266

CONTACT:
Media & Investor Relations:
ICR, Inc.
Seth Potter, 646-277-1230
ir@glu.com